Exhibit 99.1

Charlotte’s Web Reports 2023 Third Quarter

Financial Results

New CEO Reinvigorates Organizational Focus and Strategic Discipline;

Washington D.C. Making Headway on Federal CBD Regulatory Framework

Louisville, CO, November 9, 2023 - (TSX: CWEB, OTCQX: CWBHF), Charlotte’s Web Holdings, Inc. (“Charlotte’s Web” or the “Company”), the market leader in full spectrum hemp extract wellness products, today reported financial results for the third quarter ended September 30, 2023.

CEO Appointment Signals Strategic Changes

On September 13, 2023, Charlotte’s Web appointed Bill Morachnick, Chief Executive Officer of the Company. Mr. Morachnick is an accomplished executive with a track record of building premium, differentiated products and brands. He brings an operational and data-driven mindset fixated on growth through the integration of marketing, sales, innovation and technology, with a consumer-centric focus.

“Since I joined Charlotte's Web in the late third quarter, I have been truly impressed by the talent, passion, and scientific expertise within the company," stated Bill Morachnick, the CEO of Charlotte's Web. "Following less-than-satisfactory third-quarter revenue, we have quickly mobilized a decisive action plan aimed at streamlining the organization to restore growth. We have revamped both our commercial and IT departments and are in the process of upgrading our operational platforms. Our ultimate goal with these initiatives is to elevate and fully monetize the consumer e-commerce experience, leading with data as a guidepost.”

Mr. Morachnick has identified three specific areas of opportunity to simplify, focus and sharpen the corporate strategy for long-term growth. First, rapid improvement of the Company’s e-commerce platform and performance; second, a holistic integration of the Company’s information technology infrastructure to support the company’s goals; and third, refreshing the brand and integrated consumer marketing strategies.

Regulatory Update

On September 19, 2023, Charlotte’s Web announced its founding membership in ONE HEMP, a coalition comprised of top CBD industry stakeholders to support Congress and the U.S. Food and Drug Administration (FDA) through a science and data-backed approach to arrive at sensible dietary supplement regulation. In November, ONE HEMP secured a forthcoming December 6th briefing on Capitol Hill.

“It has been five years since the 2018 Farm Bill, and it has been imperative to take a bold industry-leading approach. Together with the united front of CBD leaders behind ONE HEMP, this approach is proving successful in this milestone moment,” said Jared Stanley, Co-Founder and Chief Commercial Officer of Charlotte’s Web. “ONE HEMP’s engagement with legislative stakeholders to further regulatory clarity and stability for the CBD market demands swift and consistent action to designate CBD products as dietary supplements. We’re not taking our foot off the pedal until we bring this over the finish line.”

ONE HEMP engaged with Congress and the FDA with an aligned industry voice through an RFI (Request for Information) response to the House and Senate committees of jurisdiction. The submission included a landmark study determining potential upper oral intake limits for safe CBD usage by consumers. Recommendations were also provided to help inform legislators and regulators as they determine manufacturing and labeling requirements for supplement products containing CBD.

Progress has been encouraging surrounding The Hemp Derived Consumer Protection and Market Stabilization Act of 2023, (bill H.R. 1629) which aims to regulate hemp extract products under the dietary supplement regulatory framework.

Business Review

In early 2023, Charlotte’s Web initiated a plan to move the production of topical products in-house. This was followed by a decision to also bring gummy production internally, and in the third quarter construction began with a modest capital expenditure. On-site manufacturing better utilizes the Company’s existing Louisville production facility, improving gross margins through increased fixed cost operating leverage. The initiative aligns with the Company’s ongoing efforts to improve overall operating efficiencies.

“We continuously evaluate opportunities to strengthen margins through improved operating efficiencies and moved ahead with strategic optimizations in 2023 to bring the production of our topicals and gummies on-site,” said Jessica Saxton, Chief Financial Officer of Charlotte’s Web. “Gummies represents the largest sales volumes in our business and insourcing will improve capacity utilization and fixed cost leverage, while also optimizing production and supporting long-term operating margins. We calculate the payback period to be highly favorable, requiring only a modest increase in capital expenditure. In addition, internalizing production will also benefit our R&D, accelerating innovations and speed to market.”

Professional Sports League Leadership

Charlotte’s Web’s partnership with Major League Baseball© has resulted in millions of impressions.  MLB delivered over 174 million digital impressions in Q3 alone and as a result, for the month of September the Company’s website experienced a 38% lift in total sessions. Charlotte’s Web activated additional digital media and on-site product placement with MLB during the postseason and World Series.  The Company’s NSF certified for Sport® products have received placement in every MLB© playoff team’s dugout, bullpen, and clubhouse throughout the postseason.

Following its collaborations with Major League Baseball and Angel City Football Club in 2022, Charlotte’s Web expanded its leadership in professional sports through a partnership with the Premier Lacrosse League (PLL). This partnership further cements Charlotte's Web as a CBD first-mover in the professional sports industry, with its broad-spectrum CBD NSF certified for Sport®. Through these partnerships, Charlotte’s Web has gained significant exposure through consistent brand presence with national broadcast networks such as ABC, ESPN and MLB Network, brand ambassadors, and social media.

The Company’s partnership as the official CBD of the PLL has provided more than 65 million social logo impressions and over 837 million projected broadcast impressions since the inception of the partnership, representing over $1.1 million in broadcast media value. PLL has over 200,000 viewers per game and 1.5 million followers on social media. The Company is optimistic about the value the partnership can bring in 2024.

DeFloria Update

Charlotte’s Web expanded into broader Botanical Wellness in 2023 through the formation of DeFloria LLC (see April 6, 2023 press release), with a subsidiary of British American Tobacco PLC (LSE: BATS and NYSE: BTI), and AJNA BioSciences PBC, a botanical drug development company. DeFloria was established to pursue a botanical investigational new drug (“IND”) through the FDA drug development pathway for a botanical drug to target a neurological condition. During the third quarter, DeFloria initiated a Phase 1 clinical trial with Nucleus Networks in Brisbane, Australia. In 2024, and upon completion of Phase 1, DeFloria expects to file its IND with the FDA and commence Phase 2 clinical trials.

Financial Review

The following table sets forth selected financial information for the periods indicated.

	Three Months Ended, September 30,
U.S. $ millions, except per share data	2023	2022

Revenue	$14.3	$17.0
Cost of goods sold	6.4	8.1
Gross profit	7.9	8.9

Selling, general and administrative expenses	19.9	11.0
Asset Impairment	0	1.8
Operating loss	(12.0)	(3.9)

Change in fair value of financial instruments and other	(4.0)	(4.0)
Other income, net	0.8	0.3
Net loss	$(15.2)	$(7.6)
Net loss per common share, basic and diluted	$(0.10)	$(0.05)

Consolidated net revenue for the third quarter ended September 30, 2023, was $14.3 million, a decrease from $17.0 million in the third quarter of 2022. CBD product sales year-to-date remain below expectations due to ongoing headwinds in the overall CBD category, including regulatory ambiguities at the federal and state levels, associated customer and consumer confusion, and competitive crowding and pricing pressures. The Company believes that continued positive legislative progress in Washington D.C. for the regulation of CBD will increase incremental consumer interest and confidence as well as unlock opportunities to distribute ingestible products through the mass retailer channel.

Gross profit was $7.9 million, or 55.5% of revenue, as compared to gross profit of $8.9 million, or 52.5% of revenue, in the third quarter of 2022. The gross margin improvement was primarily driven by supply chain efficiencies within the quarter.

	Three Months Ended
	September 30,
	2023	2022
Total Revenue - U.S. $ millions	$14.3	$17.0
Direct-to-consumer ("DTC”)	$9.4	$11.8
Business-to-business ("B2B”)	$4.9	$5.2

Direct-to-consumer (“DTC”) net revenue through the Company’s webstore was $9.4 million, as compared to $11.8 million in Q3 2022. The lower e-commerce sales were primarily due to lower organic traffic and consumer acquisition. Through a recent corporate reorganization, management is optimizing the effectiveness in this important channel through a new platform holistically integrated with marketing to improve the consumer experience. External resources have also been contracted to support improved traffic and conversion.

Business-to-business (“B2B”) retail net revenue was $4.9 million, as compared to $5.2 million in Q3 2022. The decrease was primarily due to some of the Company’s retail customers exiting the CBD category or closing retail locations over the past year. Despite some retailers consolidating the size of their in-store CBD category over the past two years, Charlotte’s Web has increased the number of retail store locations offering its products in 2023. The Company recently partnered with Presence brokerage to accelerate future distribution and execution within the Natural channel. Presence is the largest brokerage within the Natural channel and brings experience partnering in the CBD category. For 2023, Charlotte’s Web had category-leading distribution gains in the Natural Products Retail channel, as measured by All Commodity Volume (ACV), which is the total sales volume of all products sold in the market.

SG&A Expenses

Total selling, general and administrative (“SG&A”) expenses in the quarter were $19.9 million, a 31.8% increase from $15.1 million, excluding a $4.1 million employee retention tax credit (“ERC”) in Q3 2022. The increased SG&A includes the amortization of the MLB license and media rights assets of $2.9 million, which were not present in the comparable period last year. Excluding these MLB related expenses, SG&A increased $1.9 million, or 12.6%, year-over-year, driven by timing between quarters. For the nine months ended September 30, 2023, SG&A expenses were approximately $57.1 million in 2023 and included $6.8 million expenses related to the MLB partnership. This compares to $52.7 million for the first nine months of 2022, excluding the $4.1 million ERC in Q3 2022, and did not have MLB related expenses.

Net Income and Adjusted EBITDA1

Charlotte’s Web reported a net loss of $15.2 million, or ($0.10) per share basic and diluted, which included $2.9 million of expenses related to MLB in Q3 2023. This compares to a net loss of $7.6 million, or ($0.05) per share basic and diluted, in Q3 2022, which included the $4.1 million ERC. Q3 2023 and Q3 2022 both included a non-cash loss in fair market value of the Company’s derivative instruments in the amount of $4.0 million.

Adjusted EBITDA1 loss for the third quarter of 2023 was $6.4 million, compared to Adjusted EBITDA of $1.2 million in the third quarter of 2022.

Balance Sheet and Cash Flow

Net cash used for operations, for the three months ended September 30, 2023, was $7.8 million and included cash paid to MLB regarding the license and media rights assets of $2.0 million.

“Of $10.7 million net cash used in the third quarter, $2.6 million was related to capital expenditures related to production insourcing, $2.0 million for MLB licensing fees, and $2.4 million in annual insurance payments. Excluding these items, our cash burn was approximately $3.7 million for the quarter,” said Ms. Saxton. “We continue to take actions to reduce cash burn to ensure that our cash balance of $51.0 million at quarter end continues to provide sufficient working capital."

Net cash used for operations in the nine months ended September 30 was $12.8 million and $2.6 million in 2023 and 2022, respectively. The Company’s cash and working capital as of September 30, 2023, were $51.0 million and $59.0 million respectively, compared to $67.0 million and $82.3 million on December 31, 2022, respectively.

Consolidated Financial Statements and Management’s Discussion and Analysis

The Company’s audited consolidated financial statements and accompanying notes for the three and nine month periods ended September 30, 2023, and 2022 and related management’s discussion and analysis of financial condition and results of operations (“MD&A”), are reported in the Company’s 10-Q filing on the Securities and Exchange Commission website at www.sec.gov and on SEDAR at www.sedarplus.ca and will be available on the Investor Relations section of the Company’s website at https://investors.charlottesweb.com.

Conference Call

Management will host a conference call to discuss the Company’s 2023 third quarter at 11:00 A.M. ET on November 9, 2023.

There are three ways to join the call:

•	Register and enter your phone number at https://emportal.ink/48Adfis to receive an instant automated call back, or
•	Dial 1-416-764-8659 or 1-888-664-6392 approximately 10 minutes before the conference call and provide conference call ID number 81041541, or
•	Listen to the live webcast online.

Earnings Call Replay

A recording of the call will be available through November 16, 2023. To listen to a replay of the earnings call please dial 1-416-764-8677 or 1-888-390-0541 and provide conference replay ID 041541#. A webcast of the call will also be accessible through the investor relations section of the Company’s website for an extended period of time.

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About Charlotte’s Web Holdings, Inc.

Charlotte's Web Holdings, Inc., a Certified B Corporation headquartered in Louisville, Colorado, is the market leader in innovative hemp extract wellness products under a family of brands that includes Charlotte's Web™, ReCreate™, CBD Medic™, and CBD Clinic™. Charlotte’s Web whole-plant CBD extracts come in full-spectrum and broad-spectrum options, including ReCreate™ by Charlotte’s Web, broad-spectrum CBD certified NSF for Sport®. ReCreate is the official CBD of Major League Baseball©, Angel City Football Club and the Premier Lacrosse League. Charlotte's Web branded premium quality products start with proprietary hemp genetics that are North American farm-grown using organic and regenerative cultivation practices. The Company's hemp extracts have naturally occurring botanical compounds including cannabidiol ("CBD"), CBC, CBG, terpenes, flavonoids, and other beneficial compounds. Charlotte’s Web product categories include CBD oil tinctures (liquid products) CBD gummies (sleep, calming, exercise recovery, immunity), CBD capsules, CBD topical creams and lotions, as well as CBD pet products for dogs. Through its substantially vertically integrated business model, Charlotte’s Web maintains stringent control over product quality and consistency with analytic testing from soil to shelf for quality assurance. Charlotte’s Web products are distributed to retailers and health care practitioners throughout the U.S.A, and online through the Company's website at www.charlottesweb.com.

Shares of Charlotte's Web trade on the Toronto Stock Exchange (TSX) under the symbol “CWEB” and are quoted in U.S. Dollars in the United States on the OTCQX under the symbol “CWBHF”. As of September 30, 2023, Charlotte's Web had 153,779,856 Common Shares outstanding.

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Forward-Looking Information

Certain information provided herein constitutes forward-looking statements or information (collectively, "forward-looking statements") within the meaning of applicable securities laws. Forward-looking statements are typically identified by words such as "may", "will", "should", "could", "anticipate", "expect", "project", "estimate", "forecast", "plan", "intend", "target", "believe" and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties, and other factors which may cause actual results, levels of activity, and achievements to differ materially from those expressed or implied by such statements. The forward-looking statements contained in this press release are based on certain assumptions and analysis by management of the Company in light of its experience and perception of historical trends, current conditions and expected future development and other factors that it believes are appropriate and reasonable.

Specifically, this press release contains forward-looking statements relating to, but not limited to: organizational changes and operational platform upgrades, and the impact of these initiatives on revenue and e-commerce monetization; regulatory developments and the impact of developments on both consumer action and the Company's opportunities and operations; activities relating to, and sponsorship of, legislation to advance regulatory framework; the impact of insourcing on operating margins, capital expenditures and R&D; DeFloria's anticipated progress and activities in 2024; anticipated consumer trends and corresponding product innovation; anticipated future financial results; the impact of the Company’s partnership with the MLB and PLL on the Company's exposure and sales; the impact of the Company’s new distribution partners on sales; the Company’s ability to increase online traffic and demographic exposure through new products and marketing; and the impact of certain activities on the Company's business and financial condition and anticipated trajectory.

The material factors and assumptions used to develop the forward-looking statements herein include, but are not limited to: regulatory regime changes; anticipated product development and sales; the success of sales and marketing activities; product development and production expectations; outcomes from R&D activities; the Company's ability to deal with adverse growing conditions in a timely and cost-effective manner; the availability of qualified and cost-effective human resources; compliance with contractual and regulatory obligations and requirements; availability of adequate liquidity and capital to support operations and business plans; and expectations around consumer product demand. In addition, the forward-looking statements are subject to risks and uncertainties pertaining to, among other things: supply and distribution chains; the market for the Company's products; revenue fluctuations; regulatory changes; loss of customers and retail partners; retention and availability of talent; competing products; share price volatility; loss of proprietary information; product acceptance; internet and system infrastructure functionality; information technology security; available capital to fund operations and business plans; crop risk; economic and political considerations; and including but not limited to those risks and uncertainties discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ending December 31, 2022 and other risk factors contained in other filings with the Securities and Exchange Commission available on www.sec.gov and filings with Canadian securities regulatory authorities available on www.sedarplus.ca. The impact of any one risk, uncertainty, or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent, and the Company's future course of action depends on management's assessment of all information available at the relevant time.

Any forward-looking statement in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. Except as required by applicable law, the Company assumes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. All forward-looking statements, whether written or oral, attributable to the Company or persons acting on the Company's behalf, are expressly qualified in their entirety by these cautionary statements.

(1) Non-GAAP Measures: The press release contains non-GAAP measures, including EBITDA and Adjusted EBITDA. Please refer to the section in the tables captioned “Non-GAAP Measures” below for additional information and a reconciliation to GAAP for all Non-GAAP metrics.

For further information contact:

Jessica Saxton

Chief Financial Officer

(720) 388-6505

Jessica.Saxton@CharlottesWeb.com

Cory Pala

Director of Investor Relations

(720) 484-8930

Cory.Pala@CharlottesWeb.com

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	September 30,	December 31,
	2023 (unaudited)	2022
ASSETS
Current assets:
Cash and cash equivalents	$51,016	$66,963
Accounts receivable, net	2,492	1,847
Inventories, net	22,631	26,953
Prepaid expenses and other current assets	7,605	7,998
Total current assets	83,744	103,761
Property and equipment, net	28,057	29,330
License and media rights	20,019	26,871
Operating lease right-of-use assets, net	15,066	16,519
Investment in unconsolidated entity	11,100	—
SBH purchase option and other derivative assets	3,110	3,620
Intangible assets, net	1,382	1,771
Other long-term assets	1,389	5,770
Total assets	$163,867	$187,642
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,577	$4,018
License and media rights payable - current	11,734	7,759
Accrued and other current liabilities	7,221	7,344
Lease obligations - current	2,249	2,306
Total current liabilities	24,781	21,427
Convertible debenture	40,394	37,421
Lease obligations	16,240	17,905
License and media rights payable	11,222	20,383
Derivatives and other long-term liabilities	7,492	13,001
Total liabilities	100,129	110,137
Commitments and contingencies
Shareholders’ equity:
Common shares, nil par value; unlimited shares authorized as of September 30, 2023, and December 31, 2022, respectively; 153,779,856 and 152,135,026 shares issued and outstanding as of September 30, 2023 and December 31, 2022	1	1
Additional paid-in capital	326,875	325,431
Accumulated deficit	(263,138)	(247,927)
Total shareholders’ equity	63,738	77,505
Total liabilities and shareholders’ equity	$163,867	$187,642

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2023	2022	2023	2022

Revenue	$14,294	$17,037	$47,310	$55,271
Cost of goods sold	6,365	8,092	20,546	25,291
Gross profit	7,929	8,945	26,764	29,980

Selling, general and administrative expenses	19,889	11,032	57,029	48,646
Asset Impairment	—	1,822	—	1,822
Operating loss	(11,960)	(3,909)	(30,265)	(20,488)

Gain on investment in unconsolidated entity	—	—	10,700	—
Change in fair value of financial instruments and other	(4,024)	(4,000)	5,588	(3,900)
Other income (expense), net	841	321	(1,234)	304
Loss before provision for income taxes	(15,143)	(7,588)	(15,211)	(24,084)
Income tax expense	—	—	—	—
Net loss	$(15,143)	$(7,588)	$(15,211)	$(24,084)

Per common share amounts
Net loss per common share, basic and diluted	$(0.10)	$(0.05)	$(0.10)	$(0.17)

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except share amounts)

(unaudited)

	Common Shares
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance - December 31, 2022	152,135,026	$1	$325,431	$(247,927)	$77,505
Common shares issued upon vesting of restricted share units, net of withholding	297,888	—	(69)	—	(69)
Share-based compensation	—	—	375	—	375
Net income (loss)		—		(2,912)	(2,912)
Balance - March 31, 2023	152,432,914	$1	$325,737	$(250,839)	$74,899
Common shares issued upon vesting of restricted share units, net of withholding	392,204	—	(6)	—	(6)
Share-based compensation	—	—	624	—	624
Net income (loss)	—	—	—	2,844	2,844
Balance - June 30, 2023	152,825,118	$1	$326,355	$(247,995)	$78,361
Common shares issued upon vesting of restricted share units, net of withholding	954,738	—	(127)	—	(127)
Share-based compensation	—	—	647	—	647
Net income (loss)	—	—	—	(15,143)	(15,143)
Balance - September 30, 2023	153,779,856	$1	$326,875	$(263,138)	$63,738

Balance - December 31, 2021	144,659,964	$1	$319,059	$(188,614)	$130,446
Common shares issued upon vesting of restricted share units, net of withholding	77,193	—	(45)	—	(45)
Harmony Hemp contingent equity compensation	169,045	—	165	—	165
ATM program issuance costs	239,500	—	(2)	—	(2)
Share-based compensation	—	—	1,214	—	1,214
Net income (loss)	—	—	—	(8,626)	(8,626)
Balance - March 31, 2022	145,145,702	$1	$320,391	$(197,240)	$123,152
Common shares issued upon vesting of restricted share units, net of withholding	132,463	—	(13)	—	(13)
Share-based compensation	—	—	643	—	643
Net income (loss)	—	—	—	(7,870)	(7,870)
Balance - June 30, 2022	145,278,165	$1	$321,021	$(205,110)	$115,912
Common shares issued upon vesting of restricted share units, net of withholding	231,207	—	(67)	—	(67)
ATM program issuance costs	—	—	(59)	—	(59)
Share-based compensation	—	—	664	—	664
Net income (loss)	—	—	—	(7,588)	(7,588)
Balance - September 30, 2022	145,509,372	$1	$321,559	$(212,698)	$108,862

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30, (unaudited)
	2023	2022
Cash flows from operating activities:
Net loss	$(15,211)	$(24,084)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,509	5,762
Change in fair value of financial instruments and other	(5,588)	3,900
Gain on investment in unconsolidated entity	(10,700)	—
Convertible debenture and other accrued interest	2,916	—
Asset impairment	—	1,822
Share-based compensation	1,646	2,686
Changes in right-of-use assets	1,453	1,877
Expected credit loss	1,187	(89)
Inventory provision	730	1,857
Other	1,594	(679)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,151)	2,928
Inventories, net	3,593	112
Prepaid expenses and other current assets	(589)	3,086
Accounts payable, accrued and other liabilities	(328)	(4,238)
Operating lease obligations	(1,722)	(1,665)
License and media rights payable	(6,000)	—
Income taxes and other receivable	4,261	6,575
Other operating assets and liabilities, net	(449)	(2,449)
Net cash used in operating activities	(12,849)	(2,599)
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(3,015)	(411)
Proceeds from sale of assets	119	354
Net cash used in investing activities	(2,896)	(57)
Cash flows from financing activities:
Other financing activities	(202)	(325)
Net cash used in financing activities	(202)	(325)
Net decrease in cash and cash equivalents	(15,947)	(2,981)
Cash and cash equivalents - beginning of period	66,963	19,494
Cash and cash equivalents - end of period	$51,016	$16,513

(1) Non-GAAP Measures - EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is not a recognized performance measure under U.S. GAAP. The term EBITDA consists of net loss and excludes interest, taxes, depreciation, and amortization. Adjusted EBITDA also excludes other non-cash items such as changes in fair value of financial instruments (Mark-to-Market), Share-based compensation, and impairment of assets. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. The non-GAAP financials measures do not have a standardized meaning prescribed under U.S. GAAP and therefore may not be comparable to similar measures presented by other issuers. The primary purpose of using non-GAAP financial measures is to provide supplemental information that we believe may be useful to investors and to enable investors to evaluate our results in the same way we do. We also present the non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis, as well as comparing our results against the results of other companies, by excluding items that we do not believe are indicative of our core operating performance. Specifically, we use these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware, however, that not all companies define these non-GAAP measures consistently.

Adjusted EBITDA for the three and nine months ended September 30, 2023, and 2022 is as follows:

	Three Months Ended September 30 (Unaudited)		Nine Months Ended September 30 (Unaudited)
U.S. $ Thousands	2023	2022	2023	2022

Net loss	$(15,143)	$(7,588)	$(15,211)	$(24,084)

Depreciation of property and equipment and amortization of intangibles	3,741	1,822	11,509	5,762

Interest (income) expense	289	(88)	1,436	(69)

EBITDA	(11,113)	(5,854)	(2,266)	(18,391)

Stock Comp	647	664	1,646	2,686
Mark-to-market financial instruments	4,024	4,000	(5,588)	3,900
Gain on Initial Investment in DeFloria	-	-	(10,700)	-
Adjusted EBITDA	$(6,442)	$(1,190)	$(16,908)	$(11,805)

Certain prior year amounts in the table above have been conformed to the current year presentation in accordance with how the Company is defining the EBITDA and Adjusted EBITDA calculation on September 30, 2023